Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-229377 and 333-233161) and Form S-8 (Nos. 333-221622, 333-223539, 333-230181, 333-230499, and 333-233162) of X4 Pharmaceuticals, Inc. of our report dated March 12, 2020 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 12, 2020